VERIDIGM UPDATES SHAREHOLDERS

Wednesday, February 13, 2008 - Pacific Palisades. CA —Veridigm, Inc. (VRDG - OTC Bulletin Board).  In an Emergency Meeting held pursuant to the Company’s Bylaws on Sunday, February 10th 2008, the Majority Shareholders (the “Majority”) and the incumbent Corporate Secretary voted unanimously and passed a Resolution to terminate and permanently remove officer / director Alise Mills from all executive and non-executive positions, including any ‘self-styled’ consulting roles representing Veridigm or any of its subsidiaries.

The Majority also unanimously voted and passed a Resolution confirming and ratifying the departures of Jeffery Eng and Kim Lem from any further executive involvement with the Company.

The Company hereby invalidates and nullifies a Marketwire press release VRGD- 2/12/2008 as its content is misleading and inconsistent with the facts. The incident has been reported to the appropriate authorities.

The Majority group was led by Vancouver investor and entrepreneur AJ Jamani and other Holders in due course of both preferred and common shares controlling Veridigm Inc.

The Majority unanimously voted turnaround specialist Gary P. Freeman to serve as President and Chief Financial Officer. Rowland J. Mosser continues as Corporate Secretary. No other officers or directors were appointed or ratified at this time. A J Jamani serves as interim non –executive chairman.

“Perfect Timing!” stated Mr. Freeman. “The ominously quiet and for the most part illiquid US OTC permits careful cherry picking from the intrinsically undervalued OTC & NASDAQ gems. The revised 144 rules are also perfect timing, enabling equity acquisition currencies and capital formation in a wider variety of flexible terms than ever previously designed. Veridigm’s future will be driven by an aggressive group of acquisition minded executives, whose mission after auditing and filing YE-2006 10K and re-filing the appropriate previous Edgar filings, will be to complete certain immediate acquisitions and consolidation of those businesses. I look forward to updating shareholders on our progress. I appreciate the continued support of our shareholders, and look forward to a successful Company turnaround in 2008.”

The Company reports its equity structure as follows:

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Equity authorized 510,000,000. (*reserved 250,000,000)

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10,000,000 of 510,000,000 is authorized and reserved as preferred shares.

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There are 2,142,000 preferred shares issued and outstanding.

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Each preferred share votes one hundred common shares. The preferred shares are convertible after the appropriate restriction period has elapsed at a ratio of ten to one.

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The Company uses the fully diluted equity for all voting calculations.

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The Company maintains a ledger *reserve account of 250,000,000 reserved shares within the authorized to maintain integrity of the fully diluted voting capacity.

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There are 558,382 shares of Veridigm Inc., common stock issued and outstanding. 467,244 are common restricted shares issued and held only in ledger form for the benefit of officers and directors.

Mr. Mosser welcomed the opportunity of working with Mr. Freeman and A J Jamani. Mr. Mosser stated; “I am looking forward to rolling up my sleeves with Gary and A J over the next few years. This is a dynamic team. Immediately, I will be working diligently to move the Company through the YE 2006  - 10K SEC filings ensuring that the Company becomes fully compliant and transparent for our present shareholders and future investors.

Forward-Looking Statement: The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain 'forward- looking statements' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words 'anticipate,' 'believe,' 'estimate,' 'may,' 'intend,' 'expect' and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance

SOURCE Veridigm Inc.

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